1140 SW Washington St, Ste 700 | Portland, OR 97205

Exhibit 5.1

November 4, 2025

CytoDyn Inc.
1111 Main Street, Suite 600
Vancouver, Washington 98660

Ladies and Gentlemen:

We have acted as counsel to CytoDyn Inc., a Delaware corporation (the "Company"), in connection with the Company’s registration of an aggregate of 120,000,000 shares of the Company's common stock, par value $0.001 per share (the “Shares”), under a Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). All of the Shares are being registered on behalf of YA II PN, Ltd. (“Yorkville”) as follows: 1,270,110 of the Shares will be issued to Yorkville as commitment shares (the “Commitment Shares”) pursuant to the Standby Equity Purchase Agreement dated as of November 3, 2025 (the “Agreement”), by and between the Company and Yorkville, and the remaining 118,729,890 of the Shares (the “Purchase Shares”) have been reserved for issuance to Yorkville under the Agreement from time to time in the future.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. In connection with rendering this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including (i) the Company’s Amended and Restated Certificate of Incorporation, as amended through November 9, 2023 (the “Certificate of Incorporation”); (ii) the Company’s Amended and Restated Bylaws as currently in effect (the “Bylaws”); (iii) the Agreement; (iv) copies of resolutions of the Company’s Board of Directors (the “Board of Directors”) relating to the authorization and issuance of the Commitment Shares and the Purchase Shares and the authorization and approval of the Agreement and the transactions contemplated thereby, certified by the Company’s corporate secretary (the “Resolutions”); and (v) the Registration Statement and the exhibits thereto to be filed with the Commission. We have further relied as to certain factual

CytoDyn, Inc.

November 4, 2025

matters on certificates of public officials, and, as to certain additional matters that are material to our opinion, we have relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

In our examination of the above-referenced documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies. For purposes of the opinions set forth below, we have also assumed, without independent investigation or verification, that:

A.the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective (and such effectiveness shall not have been suspended, terminated or rescinded) and will comply with all applicable federal and state laws at the time the Shares are offered for sale by Yorkville as contemplated by the Registration Statement, and a final prospectus will have been filed pursuant to Rule 424(b) after the Registration Statement has been declared effective;
B.the specific number of the Purchase Shares to be issued and sold from time to time pursuant to the Agreement will have been duly authorized and established by the Board of Directors of the Company, a duly authorized committee thereof, or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), and in accordance with the Certificate of Incorporation and the Bylaws (each, a “Corporate Action”), and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company is subject;
C.the number of the Purchase Shares that is sold and issued will not exceed (a) the authorized number of shares of Common Stock set forth in the Certificate of Incorporation or (b) the aggregate amount of the Purchase Shares authorized for sale and issuance by the Resolutions; and
D.the Company will remain duly organized, validly existing and in good standing under applicable state law.

CytoDyn, Inc.

November 4, 2025

We express no opinion herein as to the laws of any state or jurisdiction other than the DGCL and the federal laws of the United States of America.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, (i) the Commitment Shares have been duly authorized and, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable; and (ii) upon due authorization by the Corporate Action of the issuance and sale of the Purchase Shares and upon issuance and delivery of such Purchase Shares against payment in accordance with the terms and provisions of the Agreement and the Corporate Action, the Purchase Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

Miller Nash LLP